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EXHIBIT 10(a)(2)

Agreement Regarding Assumption of Liability

        This Agreement is entered into to be effective this 1st day of March, 2002, by and between Loch Harris, Inc., a Nevada corporation (Loch) and CDEX, Inc., a Nevada corporation (CDEX).

        Whereas, CDEX and Loch entered into an Asset Purchase Agreement dated August 4, 2001 (APA) in which CDEX purchased from Loch all rights that it had to certain technologies (the "Technology"); and

        Whereas, Section 3.2 of the APA provides that Loch would reimburse CDEX for all costs and expenses relating to the preparation, filing and processing of statements to secure registration of the shares except that CDEX would be responsible for providing financial auditing of CDEX; and

        Whereas, pursuant to Section 3.2 of the APA, among other things, CDEX provided 13,000,000 shares of "Loch's Shares" to Loch; and

        Whereas, pursuant to another earlier agreement, Loch has an obligation it assumed to pay $59,930 to MPR Associates, a firm which performed certain software work; and

        Whereas, pursuant to another earlier agreement, Loch has an obligation it assumed to use its best efforts to resolve a purported $62,585 bill from the law firm of Foley and Lardner; and

        Whereas, not required by the APA, pursuant to a verbal agreement in relation to the Asset Purchase, Loch had an obligation to provide funds to CDEX. Loch paid $88,900 of that obligation leaving an outstanding balance of $16,400; and

        Whereas, Loch and CDEX desire that such obligations be resolved.

        NOW, THEREFORE for good and valuable consideration hereby acknowledged and the mutual covenants stated herein, the parties agree as follows:

  (1)
  CDEX assumes the liability of $59,930 to MPR Associates that Loch had assumed and will hold Loch harmless from any claim by MPR Associates, its successors, assigns, officers, directors, consultants, agents, employees and partners regarding such liability. CDEX is unaware of any other liability that Loch has with regard to MPR.

  (2)
  CDEX assumes any liability Loch had in connection with the Foley and Lardner bill and will hold Loch harmless from any claims from Foley and Lardner, its successors, assigns, officers, directors, consultants, agents, employees and partners regarding such liability. CDEX is unaware of any other liability that Loch has with regard to Foley and Lardner.

  (3)
  CDEX agrees that Loch is not obligated to advance an additional $16,400 in funds, or, except as provided in this Agreement and the APA, advance, reimburse or otherwise provide any other additional funds, assets, goods or services to or on behalf of CDEX, its successors, assigns, officers, or directors pursuant to any agreement, oral or written, and will hold Loch harmless from any such claims.

  (4)
  Loch agrees that CDEX, its officers, directors, consultants, agents, employess and partners have no obligation to pay or repay any additional funds, assets, goods, or services other than provided in this Agreement to or on behalf of Loch, its successors, assigns, officers, directors, consultants, agents, employees, and partners pursuant to any agreement, oral or written, and will hold CDEX harmless from any such claims.

  (5)
  CDEX releases Loch from any obligation to fund CDEX's efforts to obtain the registration of CDEX stock as contemplated by the provisions of the APA. CDEX has represented to Loch that it estimates this could cost anywhere from $150,000 to $300,000. Subject to the foregoing, this release does not relieve Loch of any obligation or liability regarding distribution of CDEX shares that it owns to its shareholders.

  (6)
  Loch agrees that it will continue to use reasonable efforts to assist CDEX in connection with CDEX's effort to obtain registration of CDEX stock. CDEX agrees to use reasonable efforts to cooperate with Loch in the distribution of Loch's CDEX stock to its shareholders. CDEX acknowledges that Loch has provided accounting and other information relating to the Technology and agrees that Loch will not be required to provide funds for or produce an audit of such numbers. Subject to the foregoing, however, Loch agrees that it will cooperate in continuing to provide information reasonably necessary for the registration process and will cooperate in responding to reasonable inquiries from CDEX in relation to the registration of the CDEX stock.

  (7)
  In consideration for CDEX's obligations assumed herein and the release of Loch from obligations as expressed herein, Loch agrees to transfer back to CDEX 1,000,000 shares of CDEX stock currently owned by Loch.

  (8)
  Loch and CDEX both agree that the provisions contained herein do not relieve either Loch or CDEX from any other written obligations contained in the APA including those related to representations, warranties, indemnification, nondisclosure of information and non-competition, it being expressly understood and agreed that provisions of the APA not addressed herein remain unchanged.

  (9)
  Any term used herein, unless defined differently herein, shall have the meaning as defined in the APA.

  (10)
  Loch warrants to CDEX that the Loch Board of Directors by majority vote has approved the terms of this Agreement. CDEX warrants to Loch that the CDEX Board of Directors has approved the terms of this Agreement.

        This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf effective as of the day and year first hereinabove written.

LOCH HARRIS, INC.
By:
Rodney Boone, President
CDEX, INC.
By:
Malcolm Philips, President

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EXHIBIT 10(a)(2) Agreement Regarding Assumption of Liability